Exhibit 10.17

1998 IMS HEALTH INCORPORATED
NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN

(As Amended and Restated as of December 12, 2005)

1.  Purpose of the Plan

The purpose of the Plan is to aid the Company in attracting, retaining and compensating non-employee directors and to enable them to increase their proprietary interest in the Company. The Plan is intended to benefit the Company and its shareholders by enabling non-employee directors of the Board to have a greater personal financial stake in the Company, and reinforcing such directors’ common interest with shareholders in increasing the value of the Shares on a long-term basis. In furtherance of this purpose, the Plan provides for periodic grants of Options, Restricted Stock, and Restricted Stock Units, and the opportunity for non-employee directors to elect deferred and alternative forms of compensation in lieu of cash fees for service as a director, including Options, Shares, and Deferred Share Units.

2.  Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)  Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Award: An Option, a Share of Restricted Stock, or Restricted Stock Unit granted under the Plan, or an Option, Share, or Deferred Share Unit granted in lieu of cash directors fees under the Plan.

(c)  Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(d)  Board: The Board of Directors of the Company.

(e)  Change in Control: The occurrence of any of the following events:

(i)     any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then-outstanding securities;

(ii)    during any period of twenty-four months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(e)(i), (iii) or (iv) of the Plan, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s shareholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)    the shareholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66(2/3)% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) after which no Person holds 20% or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity; or

(iv)    the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(f)  Committee: The Compensation and Benefits Committee of the Board.

(g)  Company: IMS Health Incorporated, a Delaware corporation.

(h)  Deferred Share Unit: An Award granted under Section 8 upon deferral of cash compensation representing a contractual commitment of the Company to deliver to the Participant, at a specified future date, one Share in settlement of the deferral. Dividend equivalents equal to the value of dividends on outstanding shares shall be paid or credited on Deferred Share Units, if and subject to such terms as may be specified by the Committee, including terms ensuring convenient administration of the Plan.

(i) Disability: Inability to continue to serve as a non-employee director of the Board due to a medically determinable physical or mental impairment which constitutes a permanent and total disability, as determined by the Committee (excluding any member thereof whose own Disability is at issue in a given case) based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

(j) Effective Date: June 30, 1998.

(k) Fair Market Value: On a given date, the arithmetic mean of the high and low prices of the Shares as reported for such date, or if no trade was reported for such date then on the latest preceding date for which a trade was reported, by a recognized reporting service designated by the Committee.

(l) Option: A stock option granted under the Plan.

(m) Participant: Any director of the Company who has been granted an Award under the Plan, for so long as the Award is outstanding.

(n) Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(o) Plan: The 1998 IMS Health Incorporated Non-Employee Directors’ Stock Incentive Plan, as amended and restated.

(p) Restricted Stock: An Award of a Share subject to a risk of forfeiture and non-transferability restrictions granted under Section 7 of the Plan.

(q) Restricted Stock Unit or RSU: An Award, granted under Section 7, representing a contractual commitment of the Company to deliver to the Participant, at a specified future date, one Share, if specified vesting conditions are met. Dividend equivalents equal to the value of dividends on outstanding shares shall be paid or credited on RSUs, if and subject to such terms as may be specified by the Committee, including terms that may provide for forfeiture of such dividend equivalents if the corresponding RSU is forfeited and terms ensuring convenient administration of the Plan.

(r) Retirement: Termination of service with the Company after such Participant has attained age 70, regardless of the length of such Participant’s service; or, with the prior written consent of the Committee (excluding any member thereof whose own Retirement is at issue in a given case), termination of service at an earlier age after the Participant has completed six or more years of service with the Company.

(s) Shares: Shares of common stock, par value $0.01 per share, of the Company.

3.  Shares Subject to the Plan

Subject to adjustment as provided in Section 9(a), the total number of Shares reserved and available for delivery under the Plan for Awards outstanding at May 2, 2003 or thereafter granted shall be 909,962. The Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Shares subject to an Award under the Plan that is canceled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of Shares to the Participant, including the number of Shares withheld or surrendered in payment of any exercise or purchase price of an Award, will become available for Awards under the Plan.

4.  Administration

(a) Administrative Authority. The Plan shall be administered by the Board or Committee, provided that any determination increasing the amount or value of Awards that may granted in any year shall be subject to the approval of the Board. The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto). In addition, the Committee may delegate administrative responsibilities, including with respect to deferrals implemented under the Plan, to an executive officer or committee of executive officers and employees. The Board and the Committee are authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that either deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(b)  Restriction on Option Repricing. Without the prior approval of the Company’s stockholders, Options granted under the Plan will not be repriced, replaced or regranted through cancellation or by lowering the Option Price of a previously granted Option. For this purpose, “repriced” means: (i) amending the terms of an Option after it is granted to lower its exercise price; (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) canceling an Option at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange for another Option, Restricted Stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. A cancellation and exchange described in clause (iii) of the preceding sentence will be considered a repricing regardless of whether the Option, Restricted Stock or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Participant.

5.  Eligibility

A director who is not an employee of the Company or any subsidiary of the Company as of the date that an Award is granted shall be eligible to participate under this Plan.

6.  Terms and Conditions of Options

Options granted under the Plan shall be non-qualified stock options for federal income tax purposes, as evidenced by the related Option agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Board or the Committee shall determine:

(a) Grants.  A Participant may receive grants of Options, on such dates and authorizing the purchase of such number of Shares as determined by the Board or Committee in its sole discretion. In addition, the Board or Committee may authorize the grant of Options in lieu of payment of fees to eligible directors, upon the election of the director, in accordance with Section 8. The Board or Committee may set such other terms of Options granted hereunder, subject to the explicit provisions of the Plan.

(b) Option Price.  The exercise price per Share of an Option shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

(c) Exercisability.  Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(d) Exercise of Options.  Except as otherwise provided in the Plan or in a related Option agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, (A) the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence or (B) the date of sale by a broker of all or a portion of the Shares being purchased pursuant to clause (iv) in the following sentence. The exercise price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate Option exercise price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, including, if no additional accounting expense to the Company will result, by directing the withholding of Shares issuable upon exercise of the Option, (iii) partly in cash and partly in such Shares, or (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option exercise price for the Shares being purchased not later than the time of delivery of the Shares to the broker, subject to limitations under applicable law. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan. The Committee may impose restrictions on Option shares, subject to applicable law.

(e) Termination Provisions Relating to Certain Options.  An Option granted under this Section 6 not in lieu of fees under Section 8 shall be subject to the following vesting and exercise terms in the event of termination of a Participant’s service as a director:

(i)     Death.  If a Participant’s service as a director of the Company terminates by reason of death after the date of grant of an Option, the unexercised portion of such Option shall immediately vest in full and the Option may thereafter be exercised only during the shorter of (A) the remaining stated term of the Option or (B) five years after the date of death.

(ii)    Disability or Retirement.  If a Participant’s service as a director of the Company terminates by reason of Disability or Retirement after the date of grant of an Option, the unexercised portion of such Option shall immediately vest in full and such Option may thereafter be exercised only during the shorter of (A) the remaining stated term of the Option or (B) five years after the date of such termination of service; provided, however, that if a Participant dies within a period of five years after such termination of service, the unexercised portion of the Option may thereafter be exercised, during the shorter of (A) the remaining stated term of the Option or (B) the period that is the longer of five years after the date of such termination of service or one year after the date of death.

(iii)   Other Termination of Service.  Unless otherwise specified by the Board not later than the time of grant of an Option, if a Participant’s service as a director of the Company terminates for any reason other than death, Disability or Retirement after the date of grant of an Option as described above, the unexercised portion of an Option may thereafter be exercised only during the period ending 90 days after the date of such termination of service, but only to the extent to which such Option was exercisable at the time of such termination of service.

7.  Terms and Conditions of Restricted Stock and Restricted Stock Units

Restricted Stock or RSUs granted under the Plan shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Board or Committee shall determine:

(a)           Grants.  A Participant may receive, on such dates as determined by the Committee in its sole discretion, grants consisting of such amounts of Restricted Stock or RSUs as determined by the Committee in its sole discretion.

(b)           Restrictions.  Restricted Stock and RSUs granted under the Plan shall be subject to such vesting and forfeiture terms as may be specified by the Board or Committee not later than the time of grant of the Award. For so long as such Award is subject to a risk of forfeiture, such Award may not be sold, transferred, pledged, assigned or otherwise disposed of under any circumstances. Restricted Stock Units shall remain subject to restrictions on transferability, in accordance with Section 12, for such periods, after the risk of forfeiture has lapsed, as may be specified by the Committee. Thus, deferral of RSUs at the election of the Participant is specifically authorized, provided that any election to defer RSUs that vest in 2005 or thereafter may be elected at any time in 2005 (but prior to the vesting date of such RSUs), to the fullest extent permitted under and in reliance upon Proposed Treasury Regulation § 1.409A, Preamble Section XI.C., and IRS Notice 2005-1, Q/A 19(c).

(c)           Acceleration.  Notwithstanding anything in the Plan to the contrary, (i) the restrictions set forth in Section 7(b) of the Plan (including any elected deferral period) shall automatically lapse in the event that a Participant terminates service as a director of the Company as a result of death or Disability, (ii) the risk of forfeiture of RSUs shall automatically lapse upon a Change in Control, and shares shall be distributed in settlement of such RSUs in accordance with Section 9(b), and (iii) the Committee (excluding any member thereof whose own Award is at issue in a given case) may, in its sole discretion, accelerate the lapsing of the restrictions set forth in Section 7(b) of the Plan in the event that a Participant terminates service as a director of the Company for any other reason, except no discretion may be exercised to accelerate or change the time of distribution of RSUs subject to Section 409A of the Internal Revenue Code (the “Code”) except as may be permitted under Section 409A. In the absence of such acceleration, all Shares of Restricted Stock and all RSUs as to which the risk of forfeiture has not previously lapsed pursuant to Section 7(b) of the Plan shall be forfeited upon the termination of a Participant’s service with as a director of the Company for reasons other than death or Disability.

8.  Issuance of Shares, Deferred Share Units, and Options in Lieu of Cash Fees

The Board or Committee may authorize the grant of Shares, Deferred Share Units, or Options in lieu of cash fees otherwise payable to a non-employee director for service to the Company in their capacity as a director, if and to the extent elected by the director. Cash fees for these purposes includes annual retainer, meeting fees, such fees for service as a member of a Board committee, and fees for service in a leadership capacity with respect to the Board or a committee. Awards granted under this Section 8 shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Board or Committee shall determine:

(a) Grant of Shares or Deferred Share Units.  The number of Shares or Deferred Share Units granted in lieu of cash fees shall be determined by dividing the amount of cash fees being forgone or deferred by the director by the Fair Market Value of a Share at the date such fees were otherwise payable or another date designated by the Committee, not later than 90 days after the date such fees were otherwise payable.

(b) Grant of Options.  The number of Options granted in lieu of cash fees shall be determined by dividing the amount of cash fees being forgone by the director by the Option value at the date such fees were otherwise payable or another date designated by the Committee. Such designated date may be at any time within a reasonable period, not exceeding approximately one year, over which the director’s fees being forgone otherwise would have been payable. The Committee may specify vesting and forfeiture terms to provide that the Option will not be retained if the service for which the director would have received the cash fees is not in fact performed. Option value shall be determined from time to time by the Committee, based on a reasonable stock option valuation methodology consistently applied, provided that the Committee may specify a uniform Option value or a formula for determining such value that may remain in effect for a period of approximately one year, for administrative convenience and to provide predictable terms to Participants committing to forgo fees.

(c) Other Terms of Deferred Share Units and Options In Lieu of Fees.  Subject to Section 6 and other provisions of the Plan, the Board or Committee may specify the duration of Deferred Share Units and Options, settlement dates of Deferred Share Units, any post-termination exercise periods of Options, and all other terms of Awards to be granted in lieu of fees, including terms relating to the deferral of such fees.

9.  Adjustments Upon Certain Events

Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally.  In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares of other corporate exchange, or any large, special, and non-recurring distribution to Shareholders, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option exercise price and/or (iii) any other affected terms of such Awards, and the Committee make such adjustments to outstanding Awards as it deems necessary or appropriate to preserve without enlarging the rights of each Participant with respect to his or her Award.

(b) Change in Control.  In the event of a Change in Control, the Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Award (including, without limitation, (i) the acceleration of an Award, (ii) the payment of a cash amount in exchange for the cancellation of an Award and/or (iii) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted hereunder) as of the date of the consummation of the Change in Control; provided, however, that with respect to RSUs and Deferred Share Units, upon a Change in Control which constitutes (or involves related transactions which constitute) “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Proposed Treasury Regulation §§ 1.409A-3(a)(5) and (g)(5) (a “409A Change in Control”) and any successor thereto, such Awards shall be distributed in a lump sum not later than five business days after such Change in Control (except  such distribution shall be simultaneous with the 409A Change in Control if necessary to permit Participants to participate in a transaction that is related to the 409A Change in Control, such as a tender offer); and provided further, that the Committee shall not otherwise exercise discretion hereunder to accelerate any distribution to the extent that such acceleration would result in constructive receipt or tax penalties under Code Section 409A prior to the actual distribution of the shares or cash to the Participant.

10.  Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors, or any designated beneficiary.

11.  Amendments and Termination

The Board may amend, alter, discontinue or terminate the Plan, except that any amendment or alteration shall be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareolders for which the record date is after the date of such Board action if (a) such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or (b) such amendment or alteration would materially increase the number of shares reserved for the purposes of the Plan, materially broaden the class of persons eligible to participate in the Plan or materially increase benefits accruing to Participants. The Board may, in its discretion, determine to submit other amendments or alterations to the Plan to shareholders for approval. The Committee may act to amend or alter the Plan, but only if the amendment would not require shareholder approval and otherwise does not materially increase the cost of the Plan to the Company. The Board or Committee can act to amend outstanding Awards. The foregoing notwithstanding, no amendment or other change to the Plan or to the terms of an outstanding Award shall be made which would materially and adversely affect the rights of a Participant under any Award theretofore granted without such Participant’s consent.

12.  Nontransferability of Awards

An Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. During the lifetime of a Participant, an Award shall be exercisable only by such Participant. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant or a beneficiary designated in accordance with procedures specified by the Company. Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, shall have the authority to waive this Section 12 (or any part thereof) to the extent that this Section 12 (or any part thereof) is not required under the rules promulgated under any law, rule or regulation applicable to the Company and is not required in order that the Participant not be subject to constructive receipt of income or tax penalties under Code Section 409A prior to the actual distribution of shares or cash in settlemenet of the Award.

13.  Nonexclusivity of the Plan

Neither the adoption of the Plan by the Board nor any submission of the Plan or amendments thereto to a vote of shareholders of the Company shall be construed as creating any limitations on the power of the Board or Committee to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of awards otherwise than under the Plan, and such other arrangements may be either applicable generally or only in specific cases.

14.  Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

15.  Effectiveness of the Plan and Plan Termination

The Plan became effective as of the Effective Date. The Plan will terminate at such time as no Shares remain available for issuance and the Company has no further obligations with respect to outstanding Awards.